Exhibit 99.1

 Eagle Bulk Shipping Inc. Reports Fourth Quarter and Full Year 2018 Results

Eight Consecutive Quarters of Outperformance

STAMFORD, CT, March 5, 2019 -- Eagle Bulk Shipping Inc. (NASDAQ: EGLE) ("Eagle Bulk" or the “Company”), one of the world’s largest owner-operators within the Supramax/Ultramax segment, today reported financial results for the three months and year ended December 31, 2018.

Highlights for the Quarter:

•	Generated net revenues of $86.7 million, representing an increase of 16% compared to fourth quarter 2017

◦	TCE revenues (1) for the quarter equated to $51.8 million, an increase of 15% year-on-year

◦	Achieved a TCE (2) of $12,142 for the quarter, an increase of 16% year-on-year

•	Generated net revenues of $310.1 million , representing an increase of 31% compared to prior year

◦	TCE revenues (1) for the year equated to $192.5 million, an increase of 34% year-on-year

◦	Achieved a TCE (2) of $11,471 for the year, an increase of 26% year-on-year

•	Realized a net income of $6.5 million or $0.09 per basic and diluted share, compared to a net loss of $16.6 million or $0.24 per basic and diluted share in the fourth quarter 2017

•	Adjusted EBITDA(3) of $23.5 million, representing an increase of 37% compared to fourth quarter 2017

•	Amended Shipco bond terms to allow for a maximum of $25.0 million in vessel sale proceeds to be used towards the installation of exhaust gas cleaning systems (“scrubbers”) on Shipco vessels

•	In January 2019, completed a $208.4 million debt refinancing, extending maturities to 2024, added approximately $65.0 million in incremental liquidity

•	Expanded fleet scrubber initiative, bringing the total number of vessels to be fitted to 37

•	Looking ahead into the first quarter of 2019, the Company has attained a TCE of $9,124 with approximately 90% of the available days fixed for the period thus far

Gary Vogel, Eagle Bulk’s CEO, commented, “I am very pleased to report that the fourth quarter represents the eighth consecutive quarter where we have outperformed the benchmark Baltic Supramax Index, or BSI. For the full year 2018, our TCE outperformance reached almost $900 per vessel per day, delivering roughly $15.0 million in incremental value based on our fleet size. We continue to execute on our fleet renewal program with the objective to optimize and modernize the fleet, and during the first quarter of 2019, we have acquired a 2015-built Ultramax and sold two 18 year-old vessels. In addition, we executed a refinancing which has allowed us to continue to strengthen our balance sheet - generating roughly $65.0 million in incremental liquidity, while lowering our cost of debt and extending maturity.”

Fleet Operating Data

	Three Months Ended		For the Years Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Ownership Days	4,303	4,383	17,213	16,293
Chartered-in Days	850	1,050	3,294	3,353
Available Days	5,077	5,374	20,083	19,245
Operating Days	5,041	5,334	19,921	19,140
Fleet Utilization	99.3%	99.3%	99.2%	99.5%

Fleet Development

Vessels delivered into the fleet

•	Hamburg Eagle, an Ultramax (64k DWT / 2014-built) for $21.3 million.

Vessels acquired

•	Cape Town Eagle, an Ultramax (64k DWT / 2015-built) for $20.4 million.

Vessels sold after year-end

•
Condor (50k DWT / 2001-built) and Merlin (50k DWT /2001-built) for $6.1 million and $6.5 million respectively, net of selling expenses and commissions; delivered to the buyers in the first quarter of 2019.

Results of Operations for the three months and years ended December 31, 2018 and 2017

For the three months ended December 31, 2018, the Company reported net income of $6.5 million, or $0.09 per basic and diluted share, compared to a net loss of $16.6 million, or $0.24 per basic and diluted share, in the same period for the prior year.

For the year ended December 31, 2018, the Company reported net income of $12.6 million, or $0.18 per basic and diluted share, compared to a net loss of $43.8 million, or $0.63 per basic and diluted share, for the year ended December 31, 2017.

Revenues, net

Revenues, net for the three months ended December 31, 2018 were $86.7 million compared with $74.6 million in the comparable quarter in 2017. The increase in revenue was primarily due to an increase in charter hire rates offset by a decrease in available days primarily due to lower chartered in days.

Revenues, net for the year ended December 31, 2018 were $310.1 million compared to $236.8 million for the year ended December 31, 2017. Revenues, net increased by 31% compared to the prior year ended December 31, 2017 primarily due to an increase in charter hire rates attributable to an improvement in the drybulk market and increase in available days. The increase in available days was due to the acquisition of 10 Ultramax vessels during 2017 and two Ultramax vessels during 2018 offset by the sale of two vessels in 2018. The chartered-in days for the year ended December 31, 2018 were 3,294 compared to 3,353 in the prior year.

Voyage expenses

Voyage expenses for the three months ended December 31, 2018 were $24.7 million compared to $18.2 million in the comparable quarter in 2017. The increase was mainly attributable to an increase in the number of freight voyages in the current quarter compared to the comparable quarter in the prior year as well as increased bunker prices year over year.

1 TCE revenue is a non-GAAP financial measure. See the reconciliation and table of net revenues to TCE later in this release for more information on non-GAAP measures.
2 TCE is a non-GAAP financial measure. See the reconciliation and the table of net revenues to TCE later in this release for more information on non-GAAP measures.
3 Adjusted EBITDA is a non-GAAP financial measure. See the reconciliation and table of net income/(loss) to EBITDA and Adjusted EBITDA later in this release for more information on non-GAAP financial measures.

Voyage expenses for the years ended December 31, 2018 and 2017 were $79.6 million and $62.4 million, respectively. Voyage expenses have primarily increased due to an increase in bunker prices in the current year compared to the prior year.

Vessel expenses

Vessel expenses for the three months ended December 31, 2018 were $20.1 million compared to $21.2 million in the comparable quarter in 2017. The decrease in vessel expenses is attributable to lower ownership days and lower insurance costs. The ownership days for the three months ended December 31, 2018 and December 31, 2017 were 4,303 and 4,383, respectively.

Average daily vessel operating expenses for our fleet for the three months ended December 31, 2018 and December 31, 2017 were $4,674 and $4,844, respectively.

Vessel expenses for the years ended December 31, 2018 and 2017 were $81.3 million and $78.6 million, respectively. The increase in vessel expenses is attributable to the increase in the owned fleet due to the purchase of 10 Ultramax vessels in 2017 and two Ultramax vessels in 2018 offset by the sale of four vessels during 2017 and two vessels during 2018. The ownership days for the year ended December 31, 2018 were 17,213 compared to 16,293 for the prior year ended December 31, 2017.

Average daily vessel operating expenses for our fleet for the year ended December 31, 2018 were $4,725 compared to $4,825 for the year ended December 31, 2017.

Charter hire expenses

Charter hire expenses for the three months ended December 31, 2018 were $10.2 million compared to $11.3 million in the comparable quarter in 2017. The decrease in charter hire expense was due to a decrease in the number of chartered in days partially offset by higher charter hire rates. The total chartered in days for the three months ended December 31, 2018 were 850 compared to 1,050 for the comparable quarter in the prior year.

Charter hire expenses for the years ended December 31, 2018 and 2017 were $38.0 million and $31.3 million, respectively. The increase in charter hire expenses in 2018 compared with 2017 was mainly due to an increase in charter hire rates attributable to an improvement in the drybulk market. The chartered-in operating days for 2018 were 3,294 compared to 3,353 in 2017. The Company currently charters in three vessels on a long-term basis.

Depreciation and amortization

Depreciation and amortization expense for the three months ended December 31, 2018 and 2017 was $9.7 million and $9.2 million, respectively. Total depreciation and amortization expense for the three months ended December 31, 2018 includes $8.2 million of vessel and other fixed asset depreciation and $1.5 million relating to the amortization of deferred drydocking costs. Comparable amounts for the three months ended December 31, 2017 were $7.9 million of vessel and other fixed asset depreciation and $1.3 million of amortization of deferred drydocking costs. The increase in depreciation expense is attributable to the purchase of two vessels during the year.

Depreciation and amortization expense for the years ended December 31, 2018 and 2017 was $37.7 million and $33.7 million, respectively. Total depreciation and amortization expense for the year ended December 31, 2018 includes $32.4 million million of vessel and other fixed assets depreciation and $5.4 million million relating to the amortization of deferred drydocking costs. Comparable amounts for the year ended December 31, 2017 were $29.4 million million of vessel and other fixed asset depreciation and $4.3 million million of amortization of deferred drydocking costs. The increase in depreciation expense is primarily due to an increase in the owned fleet due to the combined acquisition of 12 vessels in 2017 and 2018 offset by the sale of four vessels in 2017 and two vessels in 2018. The increase in drydock amortization expense is primarily due to additional amortization on 11 vessels, which were drydocked during the year.

General and administrative expenses

General and administrative expenses for the three months ended December 31, 2018 and 2017 were $8.5 million and $8.1 million, respectively. General and administrative expenses include stock-based compensation of $1.2 million and $1.7 million for 2018 and 2017, respectively. The increase in general and administrative expenses was mainly attributable to higher payroll related expenses due to increased head count offset by a decrease in stock-based compensation expense and legal fees.

General and administrative expenses for the years ended December 31, 2018 and 2017 were $36.2 million and $33.1 million, respectively. General and administrative expenses include stock-based compensation of $9.2 million and $8.7 million for

2018 and 2017, respectively. The increase in general and administrative expenses in 2018 was primarily due to an increase in compensation expense due to increased head count and higher stock based compensation expense in the current year compared to the prior year. The higher general and administrative expenses are reflective of the expansion of our operating platform.

Interest expense

Interest expense for the three months ended December 31, 2018 and 2017 was $6.5 million and $8.2 million, respectively. The decrease in interest expense is primarily due to a change in our debt structure with lower interest rates than the payment-in-kind interest on the Second Lien Facility, which was repaid in full in December 2017.

Interest expense for the years ended December 31, 2018 and 2017 was $25.7 million and $29.4 million, respectively. The decrease in interest expense is primarily due to a change in our debt structure, which eliminated the payment-in-kind interest on our Second Lien Facility, which was repaid in full in December 2017 offset by an increase in outstanding debt under our Ultraco Debt Facility and increase in LIBOR rates year over year on our New First Lien Facility and Ultraco Debt Facility which are exposed to interest rate fluctuations.

Liquidity and Capital Resources

The following table presents the cash flow information for the years ended December 31, 2018 and 2017 (in thousands):

	For the Years Ended
	December 31, 2018	December 31, 2017
Net cash provided by/(used in) operating activities (1)	$45,471	$(10,037)
Net cash used in investing activities (2)	(31,014)	(155,250)
Net cash provided by financing activities (3)	7,381	145,022
Net increase/(decrease) in cash, cash equivalents and restricted cash	21,838	(20,265)
Cash and cash equivalents including restricted cash, beginning of year	56,326	76,591
Cash and cash equivalents including restricted cash, end of year	$78,164	$56,326

(1) The increase in cash flow provided by operations resulted from an increase in the charter hire rates achieved by the Company in the current year and the elimination of payment-in-kind interest due to a change in our debt structure which was offset by higher drydocking expenditures in the current year compared to prior year.

(2) The Company purchased two Ultramax vessels and paid an advance on one Ultramax vessel for $41.4 million and $2.0 million, respectively, offset by the proceeds from the sale of two vessels for $20.5 million. Additionally, the Company paid $12.3 million for the purchase and installation of scrubbers and ballast water treatment systems on our fleet.

(3) The Company borrowed $21.4 million under the Original Ultraco Debt Facility offset by repayments of the revolver credit facility under New First Lien Facility of $5.0 million and outstanding bonds of $4.0 million. Additionally, the Company paid $2.2 million of debt issuance costs for the existing debt facilities and $2.6 million for withholding taxes due to the vesting of restricted shares.

Capital Expenditures and Drydocking

Our capital expenditures relate to the purchase of vessels and capital improvements to our vessels, which are expected to enhance the revenue earning capabilities and safety of these vessels.

In addition to acquisitions that we may undertake in future periods, the Company's other major capital expenditures include funding the Company's program of regularly scheduled drydocking and vessel improvements necessary to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its drydocking, the costs are relatively predictable. Management anticipates that vessels are to be drydocked every two and a half years for vessels older than 15 years and five years for vessels younger than 15 years. Funding of these requirements is anticipated to be met with cash from operations. We anticipate that the process of recertification will require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our available days and operating days during that period.

Drydocking costs incurred are deferred and depreciated on a straight-line basis over the period through the date of the next scheduled drydocking for those vessels. Vessel improvements are deferred and depreciated on a straight-line basis over the remaining useful life of the vessel. In 2018, 11 of our vessels were drydocked and we incurred $8.3 million in drydock related costs. In 2017, three of our vessels were drydocked and we incurred $2.6 million in drydocking related costs.

The following table represents certain information about the estimated costs for anticipated vessel drydockings, ballast water treatment systems ("BWTS"), and scrubber installations in the next four quarters, along with the anticipated off-hire days:

		Projected Costs(2) (in millions)
Quarter Ending	Off-hire Days(1)	BWTS(3)	Scrubbers	Drydocks
March 31, 2019	87	$0.9	22.2	1.6
June 30, 2019	167	$2.5	15.4	1.8
September 30, 2019	192	$3.6	15.3	3.1
December 31, 2019	246	$2.8	13.7	5.1

(1) Actual duration of off-hire days will vary based on the age and condition of the vessel, yard schedules and other factors.
(2) Actual costs will vary based on various factors, including where the drydockings are actually performed.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table summarizes the Company’s selected consolidated financial and other data for the periods indicated below.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Years Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Revenues, net	$86,692,209	$74,587,441	$310,094,258	$236,784,625

Voyage expenses	24,720,609	18,155,542	79,566,452	62,351,252
Vessel expenses	20,111,526	21,232,800	81,336,260	78,607,244
Charter hire expenses	10,209,535	11,312,576	38,045,778	31,283,956
Depreciation and amortization	9,708,395	9,196,289	37,717,462	33,690,686
General and administrative expenses	8,464,401	8,136,572	36,156,660	33,126,310
(Gain)/loss on sale of vessels	5,608	(34,381)	(335,160)	(2,134,767)
Total operating expenses	73,220,074	67,999,398	272,487,452	236,924,681

Operating income/(loss)	13,472,135	6,588,043	37,606,806	(140,056)

Interest expense	6,520,625	8,236,248	25,743,531	29,376,994
Interest income	(247,920)	(132,690)	(585,168)	(651,069)
Other (income)/expense	713,080	100,301	(126,241)	(37,905)
Loss on debt extinguishment	—	14,968,609	—	14,968,609
Total other expense, net	6,985,785	23,172,468	25,032,122	43,656,629
Net income/(loss)	$6,486,350	$(16,584,425)	$12,574,684	$(43,796,685)

Weighted average shares outstanding:
Basic	71,034,069	70,368,623	70,665,212	69,182,302
Diluted	72,067,130	70,368,623	71,802,173	69,182,302
Per share amounts:
Basic net income/(loss)	$0.09	$(0.24)	$0.18	$(0.63)
Diluted net income/(loss)	$0.09	$(0.24)	$0.18	$(0.63)

CONSOLIDATED BALANCE SHEETS

	December 31, 2018	December 31, 2017
ASSETS:
Current assets:
Cash and cash equivalents	$67,209,753	$56,251,044
Accounts receivable, net of a reserve of $2,073,616 and $3,501,964, respectively	19,785,582	17,246,540
Prepaid expenses	4,635,879	3,010,766
Short-term investment	—	4,500,000
Inventories	16,137,785	14,113,079
Vessels held for sale	8,458,444	9,316,095
Other current assets	2,246,740	785,027
Total current assets	118,474,183	105,222,551
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $124,907,998 and $99,910,416, respectively	682,944,936	690,236,419
Advance for vessel purchase	2,040,000	2,201,773
Other fixed assets, net of accumulated depreciation of $547,452 and $343,799, respectively	692,803	617,343
Restricted cash	10,953,885	74,917
Deferred financing costs - Super Senior Facility	285,342	190,000
Deferred drydock costs, net	12,186,356	9,749,751
Other assets	18,631,655	57,181
Total noncurrent assets	727,734,977	703,127,384
Total assets	$846,209,160	$808,349,935
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$14,161,169	$7,470,844
Accrued interest	1,735,631	1,790,315
Other accrued liabilities	10,064,017	11,810,366
Fair value of derivatives	929,313	73,170
Unearned charter hire revenue	6,926,839	5,678,673
Current portion of long-term debt	29,176,230	4,000,000
Total current liabilities	62,993,199	30,823,368
Noncurrent liabilities:
Norwegian Bond Debt, net of debt discount and debt issuance costs	182,469,155	189,950,329
New First Lien Facility, net of debt discount and debt issuance costs	48,189,307	63,758,185
Original Ultraco Debt Facility, net of debt discount and debt issuance costs	70,924,885	59,975,162
Other liabilities	208,651	177,846
Fair value below contract value of time charters acquired	1,818,114	2,500,012
Total noncurrent liabilities	303,610,112	316,361,534
Total liabilities	366,603,311	347,184,902
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued as of December 31, 2018 and 2017	—	—
Common stock, $.01 par value, 700,000,000 shares authorized, 71,055,400 and 70,394,307 shares issued and outstanding as of December 31, 2018 and 2017, respectively	710,555	703,944
Additional paid-in capital	894,272,533	887,625,902
Accumulated deficit	(415,377,239)	(427,164,813)
Total stockholders' equity	479,605,849	461,165,033
Total liabilities and stockholders' equity	$846,209,160	$808,349,935

CONSOLIDATED CASH FLOWS

	For the Years Ended
	December 31, 2018	December 31, 2017
Cash flows from operating activities:
Net income/(loss)	$12,574,684	$(43,796,685)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Depreciation	32,364,359	29,354,017
Amortization of deferred drydocking costs	5,353,102	4,336,669
Amortization of debt discount and debt issuance costs	1,913,651	5,927,984
Loss on debt extinguishment	—	14,968,609
Amortization of fair value below contract value of time charter acquired	(681,898)	(716,783)
Payment-in-kind interest on Second Lien Facility	—	10,098,401
Cash paid towards Payment-in-kind interest on Second Lien Facility	—	(17,426,244)
(Gain)/loss on sale of vessels, net	(335,160)	(2,134,767)
Net unrealized loss/(gain) on fair value of derivatives	315,748	(55,675)
Fees paid on termination of time charter contract	—	(1,500,000)
Stock-based compensation expense	9,207,480	8,738,615
Drydocking expenditures	(8,323,191)	(2,579,111)
Changes in operating assets and liabilities:
Accounts receivable	(3,465,025)	(12,156,832)
Other current and non-current assets	(207,234)	(331,707)
Prepaid expenses	(1,625,113)	83,196
Inventories	(2,024,706)	(3,236,366)
Accounts payable	993,557	335,688
Accrued interest	(54,684)	1,761,443
Other accrued and non-current liabilities	(1,125,638)	(1,340,366)
Unearned revenue	590,531	(367,359)
Net cash provided by/(used in) operating activities	45,470,463	(10,037,273)

Cash flows from investing activities:
Purchase of vessels and vessel improvements	(41,404,328)	(174,400,746)
Advance for vessel purchase	(2,040,000)	(2,201,773)
Advance paid for scrubbers, ballast water treatment systems and other assets	(12,342,317)	—
Proceeds/(purchase) of short-term investment	4,500,000	(4,500,000)
Proceeds from sale of vessels	20,545,202	26,042,000
Purchase of other fixed assets	(272,067)	(189,120)
Net cash used in investing activities	(31,013,510)	(155,249,639)

Cash flows from financing activities:
Repayment of First Lien Facility	—	(184,099,000)
Repayment of Revolver Loan Facility under First Lien Facility	—	(25,000,000)
Repayment of Second Lien Facility	—	(60,000,000)
Proceeds from common stock placement, net of issuance costs	—	96,030,003
Proceeds from the Norwegian Bond Debt, net of discount	—	198,092,000
Repayment of outstanding bonds under Norwegian Bond Debt	(4,000,000)	—
Proceeds from the New First Lien Facility	—	65,000,000
Repayment of revolver under New First Lien Facility	(5,000,000)	—
Proceeds from Original Ultraco Debt Facility	21,400,000	61,200,000
Financing costs paid to lenders	—	(2,025,514)
Other financing costs	(2,465,037)	(3,886,104)
Cash received from exercise of stock options	4,865	—
Cash used to settle net share equity awards	(2,559,104)	(289,539)
Net cash provided by financing activities	7,380,724	145,021,846
Net increase/(decrease) in cash, cash equivalents and restricted cash	21,837,677	(20,265,066)
Cash, cash equivalents and restricted cash at beginning of period	56,325,961	76,591,027
Cash, cash equivalents and restricted cash at end of period	$78,163,638	$56,325,961

Reconciliation of Net Income/(Net Loss) to EBITDA and Adjusted EBITDA

In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP, including EBITDA and Adjusted EBITDA. We define EBITDA as net income /(loss) under GAAP attributable to the Company adjusted for interest, income taxes, depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. Our Adjusted EBITDA should not be considered an alternative to net income/(loss), operating income/(loss), cash flows provided by /(used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.  Adjusted EBITDA represents EBITDA adjusted to exclude the items which represent certain non-cash, one-time and other items such as vessel impairment, gain / loss on sale of vessels, restructuring expenses and stock-based compensation expenses that the Company believes are not indicative of the ongoing performance of its core operations. The following table presents a reconciliation of our net income/(loss) to EBITDA and Adjusted EBITDA.

	Three Months Ended		For the Years Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net income/(loss)	$6,486,350	$(16,584,425)	$12,574,684	$(43,796,685)
Adjustments to reconcile net loss to EBITDA:
Interest expense	6,520,625	8,236,248	25,743,531	29,376,994
Interest Income	(247,920)	(132,690)	(585,168)	(651,069)
Income taxes	—	—	—	—
EBIT	12,759,055	(8,480,867)	37,733,047	(15,070,760)
Depreciation and amortization	9,708,395	9,196,289	37,717,462	33,690,686
EBITDA	22,467,450	715,422	75,450,509	18,619,926
Non-cash, one-time and other adjustments to EBITDA(1):	1,022,047	16,503,408	8,190,420	20,855,674
Adjusted EBITDA	$23,489,497	$17,218,830	$83,640,929	$39,475,600

(1)
One-time and other adjustments to EBITDA includes; loss on debt extinguishment, vessel impairment, restructuring charges, stock-based compensation, (gain)/loss on sale of vessels and amortization of fair value below contract value of time charter acquired.

Reconciliation of net revenues to TCE

Time charter equivalent ("TCE") is a non-GAAP financial measure that is commonly used in the shipping industry primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per-day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts. The Company defines TCE as shipping revenues less voyage expenses and charter hire expenses, adjusted for the impact of one legacy time charter and gains/(losses)on FFAs and bunker swaps, divided by the number of owned available days. TCE provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. The Company's calculation of TCE may not be comparable to that reported by other companies. Owned available days is the number of our ownership days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

	Three Months Ended		For the Years Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Revenues, net	$86,692,209	$74,587,441	$310,094,258	$236,784,625
Less:
Voyage expenses	(24,720,609)	(18,155,542)	(79,566,452)	(62,351,252)
Charter hire expenses	(10,209,535)	(11,312,576)	(38,045,778)	(31,283,956)
Reversal of one legacy time charter	(225,746)	426,037	(410,116)	1,036,738
Realized gain/(loss) on FFAs and bunker swaps	(210,573)	(348,908)	535,234	(17,770)
TCE revenue	$51,325,746	$45,196,452	$192,607,146	$144,168,385

Owned available days	4,227	4,324	16,790	15,891
TCE	$12,142	$10,452	$11,471	$9,072

Glossary of Terms:

Ownership days: We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

Chartered-in under operating lease days: We define chartered-in under operating lease days as the aggregate number of days in a period during which we charter-in vessels. Periodically, the Company charters in vessels on a single trip basis.

Available days: We define available days, which the Company has recently updated and reflected in the table above in this press release to better reflect the way management views the business, as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: We define operating days as the number of available days in a period less the aggregate number of days that our vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Fleet utilization: We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning. Our fleet continues to perform at high utilization rates.

Definitions of capitalized terms related to our Indebtedness

Original Ultraco Debt Facility: Original Ultraco Debt Facility refers to the credit facility for $82.6 million entered into by and among Eagle Bulk Ultraco LLC, a wholly-owned subsidiary of the Company ("Ultraco"), as borrower, certain wholly-owned vessel-owning subsidiaries of Ultraco, as guarantors, the lenders thereunder, the swap banks party thereto, ABN AMRO Capital USA LLC (“ ABN AMRO”), as facility agent and security trustee for the Ultraco Lenders, ABN AMRO, DVB Bank SE and Skandinaviska Enskilda Banken AB (publ), as mandated lead arrangers, and ABN AMRO, as arranger and bookrunner on June 28, 2017. The proceeds were used to finance the acquisition of nine Ultramax vessels during 2017 and one Ultramax vessel in the first quarter of 2018. The Original Ultraco Debt Facility was repaid in full in the first quarter of 2019 with proceeds from that certain senior secured credit facility (the “New Ultraco Debt Facility”), dated as of January 25, 2019, by and among Ultraco, the Company and certain of its indirectly vessel-owning subsidiaries, as guarantors, the lenders party thereto, the swap banks party thereto, ABN AMRO, Credit Agricole Corporate and Investment Bank, Skandinaviska Enskilda Banken AB (PUBL) and DNB Markets Inc., as mandated lead arrangers and bookrunners, and ABNAMRO, as arranger, security trustee and facility agent.

Norwegian Bond Debt: Norwegian Bond Debt refers to the Senior Secured Bonds issued by Eagle Bulk Shipco LLC, a wholly-owned subsidiary of the Company ("Shipco"), as borrower, certain wholly-owned vessel-owning subsidiaries of Shipco, as guarantors ("Shipco Vessels"), on November 28, 2017 for $200.0 million, pursuant to those certain Bond Terms, dated as of November 22, 2017, by and between Shipco, as issuer, and Nordic Trustee AS, a company existing under the laws of Norway (the “Bond Trustee”). The bonds are secured by 27 vessels. The proceeds were used to repay the outstanding debt under the First Lien Facility and the Second Lien Facility.

New First Lien Facility: New First Lien Facility refers to the credit facility for $65.0 million (term loan and revolver) entered into by and among Eagle Shipping LLC, a wholly-owned subsidiary of the Company ("Eagle Shipping"), as borrower, certain wholly-owned vessel-owning subsidiaries of Eagle Shipping, as guarantors, the lenders thereunder, the swap banks party thereto, ABN AMRO Capital USA LLC, as facility agent and security trustee for the Lenders, ABN AMRO Capital USA LLC, Credit Agricole Corporate and Investment Bank and Skandinaviska Enskilda Banken AB (publ), as mandated lead arrangers, and ABN AMRO Capital USA LLC, as arranger and bookrunner on December 8, 2017. The proceeds were used to repay the outstanding debt under the First Lien Facility and the Second Lien Facility. The Company repaid the $5.0 million revolver loan in the first quarter of 2018. The outstanding debt under the New First Lien Facility was repaid in full in the first quarter of 2019 with proceeds under the New Ultraco Debt Facility.

First Lien Facility: First Lien Facility refers to an Amended and Restated First Lien Loan Agreement, dated as of March 30, 2016, made by, among others, Eagle Shipping, as borrower, the banks and financial institutions party thereto and ABN AMRO Capital USA LLC, as security trustee and facility agent. The debt was fully discharged on December 8, 2017.

Second Lien Facility: Second Lien Facility refers to Second Lien Credit Agreement, dated as of March 30, 2016, made by, among others, Eagle Shipping LLC, as borrower, the individuals and financial institutions party thereto and Wilmington Savings Fund Society, FSB as second lien agent for $60.0 million. The debt was fully discharged on December 8, 2017.

Super Senior Facility: Super Senior Facility refers to the $15.0 million revolver facility entered into by and among, Shipco, as borrower, and ABN AMRO Capital USA LLC, as original lender, mandated lead arranger and agent. The facility is currently undrawn and the $15.0 million is fully available for acquisition of vessels or working capital purposes.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:00 a.m. ET on Wednesday, March 6, 2019, to discuss the fourth quarter results.

To participate in the teleconference, investors and analysts are invited to call 1 844-282-4411 in the U.S., or 1 512-900-2336 outside of the U.S., and reference participant code 4048819. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call from 11:00 AM ET on March 6, 2019 until 11:00 AM ET on March 15, 2019. To access the replay, call 1 855-859-2056 in the U.S., or 1 404-537-3406 outside of the U.S., and reference passcode 4048819.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in Stamford, Connecticut. The Company owns one of the largest fleets of Supramax / Ultramax dry bulk vessels in the world. Supramax / Ultramax vessels are constructed with on-board cranes and range in size from approximately 50,000 to 65,000 dwt. The Company transports a broad range of major and minor bulk cargoes, including but not limited to coal, grain, ore, pet coke, cement and fertilizer, along worldwide shipping routes.
Website Information

We intend to use our website, www.eagleships.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, filings with the SEC, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Investor Alerts” link in the Investor Relations section of our website and submit your email address. The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

Disclaimer: Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in vessel operating expenses, including drydocking and insurance costs, or actions taken by regulatory authorities, ability of our counterparties to perform their obligations under sales agreements, charter contracts, and other agreements on a timely basis, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the SEC.

CONTACT

Company Contact:
Frank De Costanzo
Chief Financial Officer
Eagle Bulk Shipping, Inc.
Tel. +1 203-276-8100
Email: investor@eagleships.com

Media Contact:
Rose & Company
Tel. +1 212-359-2228
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Source: Eagle Bulk Shipping Inc.